Exhibit 10.1

DEBT CONVERSION AGREEMENT

This Debt Conversion Agreement (this “Agreement”) is dated November 20, 2009, by and between Infologix, Inc., a Delaware corporation (the “Company”), and Hercules Technology I, LLC, a Delaware limited liability company (“HTI”).

WHEREAS, Hercules Technology Growth Capital, Inc., a Maryland Corporation (“Hercules”),  and the Company are parties to that certain Loan and Security Agreement, dated as of May 1, 2008, as amended on November 19, 2008 and May 31, 2009, by and among the Company, InfoLogix Systems Corporation, Embedded Technologies, LLC, Opt Acquisition LLC and Infologix-DDMS, Inc. (each a subsidiary of the Company and collectively, the “Subsidiaries”) and Hercules (the “Original Loan Agreement”).

WHEREAS, Hercules has assigned its rights to Five Million Dollars ($5,000,000) (the “Conversion Amount”) of the principal amount of a Twelve Million Dollar ($12,000,000) term loan (the “Loan”) arising under the Original Loan Agreement to HTI (such documentation having been provided to the Company before the date hereof).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), the Company and HTI desire to exchange the Conversion Amount for the issuance to HTI of shares of the Company’s common stock, par value $0.00001 per share (“Common Stock”) and a warrant (the “Warrant”) exercisable for shares of the Company’s Common Stock, as more particularly described herein.

WHEREAS, in connection with the transactions contemplated by this Agreement, the Company, the Subsidiaries and Hercules entered into that certain Amended and Restated Loan and Security Agreement (as amended, restated, supplemented, modified or otherwise in effect from time to time, the “A/R Loan Agreement”) of even date herewith, which amended and restated the Original Loan Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and HTI agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1                                                 Purchase and Sale.  On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company hereby agrees to issue to HTI at the Closing (as defined below) (i) 67,294,751 shares of Common Stock (the “Conversion Shares”) and (ii) the Warrant exercisable for 16,823,688 shares of Common Stock (the “Warrant Shares”) in the form attached as Exhibit A hereto in exchange for the cancellation and release at the Closing by HTI of that portion of the Loan equal to the Conversion Amount.  The Conversion Shares, the Warrant and the Warrant Shares are referred to herein as the “Securities.”

1.2                                                 Closing.  The cancellation of the Conversion Amount and the issuance of the Securities to HTI is referred to herein as the “Closing”.  The time and date of the Closing (the “Closing Date”) shall be the tenth (10th) calendar day following the Company’s mailing of a letter to its stockholders pursuant to The Nasdaq Stock Market LLC (“Nasdaq”) Listing Rule 5635(f) (the “Stockholder Notification Letter”), provided that all other conditions to Closing set forth in Article IV of this Agreement have been satisfied or waived.  The Closing shall take place at the offices of Morgan,

Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178 at 9:00 a.m. local time on the Closing Date or at such other place as the parties may mutually agree in writing.  For purposes of this Agreement, “Business Day” means any day except Saturday, Sunday and any day which is a federal holiday or a day on which banking institutions in the State of New York and the State of California are authorized or required by law or other governmental action to close.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1                                                 Representations and Warranties of the Company.  The Company hereby represents and warrants to HTI that as of the date hereof and as of the Closing, the representations and warranties made by the Company and each Subsidiary in Section 5 of the A/R Loan Agreement and the Warrant are true and correct as of the date hereof and shall be true and correct in all material respects (except for any such representation and warranty that is already qualified as to materiality, which shall be true and correct in all respects) as of the Closing.  The Company hereby further represents and warrants to HTI as of the date hereof and, in all material respects, as of the Closing (except for any such representation and warranty that is already qualified as to materiality, which shall be true and correct in all respects) as follows:

(a)                                  Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company or its stockholders in connection therewith.  This Agreement has been duly executed by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b)                                 No Conflicts.  Except as provided on Section 2.1(b) of the Disclosure Statement, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, license, franchise, lease, permits (including, but not limited to, any consents or permits, approvals or authorizations of any governmental authority), credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.  For purposes of this Agreement, “Material Adverse Effect” means with respect to the Company and its Subsidiaries, any event, change or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), properties, assets, liabilities, revenues, income, business operations or results of operations taken as a whole.

(c)                                  Filings, Consents and Approvals.  Except as provided on Section 2.1(c) of the Disclosure Statement, the Company is not required to obtain any consent, waiver, authorization, permit or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Company of this Agreement, other than (i) the filing with the U.S. Securities and Exchange Commission (the “SEC”) of one or more registration statements in accordance with the requirements of the Registration Rights Agreement (as defined below) (ii) filings required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or by state securities laws  and (iii) the Nasdaq Waiver (as defined below) and the Stockholder Notification Letter required by Nasdaq.

(d)                                 Issuance of the Securities.  The Conversion Shares are duly authorized, validly issued, fully paid and non-assessable and free and clear of all liens and encumbrances.  Subject to Section 3.4 in respect of the Warrant Shares, the Company has reserved from its duly authorized capital shares the maximum number of shares of Common Stock issuable pursuant to this Agreement.  When the Warrant is exercised in accordance with its terms, and the Warrant Shares are issued, subject to obtaining the Charter Amendment Approval (as defined below), the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable and free and clear of all liens and encumbrances.

(e)                                  Capitalization.  The Company’s capitalization as of the date of this Agreement is set forth on Section 2.1(e) of the Disclosure Statement.  No shares of the Company’s capital stock are entitled to preemptive or similar rights, and no person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement or the Registration Rights Agreement.  Except as specified on Section 2.1(e) of the Disclosure Statement, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of capital stock of the Company, or securities or rights convertible or exchangeable into shares of capital stock of the Company.

(f)                                    SEC Reports; Financial Statements.  The Company has filed all reports, forms or other information required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as the Company was required by law to file such reports) (the “SEC Reports”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto or in the case of unaudited interim statements, to the extent they may not include footnotes, and fairly present in all material respects the financial position of the Company and its Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(g)                                 Material Changes.  Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities (not to exceed $100,000) not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities, except pursuant to existing Company stock option and incentive plans and consistent with past practice.

(h)                                 Litigation.  There are no actions, suits, arbitrations, or similar proceedings by or before any governmental authority or arbitrator (an “Action”), which adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the issuance of the Securities.  Neither the Company nor any Subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty, except as specifically disclosed in the reports, forms or other information, including the SEC Reports, that the Company has filed under the Exchange Act and which are actually available for public review through the SEC’s EDGAR system (the “Disclosure Documents”).  To the Company’s knowledge,  there has not been and there is not pending any investigation by the SEC involving the Company or any current or former director or officer of the Company (in his or her capacity as such).  The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.

(i)                                     Labor Relations.  No material labor dispute exists or is imminent with respect to any of the employees of the Company.

(j)                                     Compliance.  Except as provided on Section 2.1(j) of the Disclosure Statement,  neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental authority, or (iii) is in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.  The Company is in compliance with all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Material Adverse Effect.

(k)                                  Regulatory Permits.  The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the Disclosure Documents, except where the failure to possess such certificates, authorizations and permits could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, and neither the

Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificates, authorizations and permits.

(l)                                     Transactions with Affiliates and Employees.  Except as set forth in the Disclosure Documents, none of the officers or directors of the Company and none of the employees of the Company is presently a party to any material transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or otherwise requiring payments to or from any officer, director or such employee or any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, of the nature or amount that would require disclosure in the Disclosure Documents.

(m)                               Internal Accounting Controls.  The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15(d)-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Form 10-K or Form 10-Q, as the case may be, is being prepared.  The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the last day of the period covered by the Company’s most recently filed Form 10-Q (such date, the “Evaluation Date”).  The Company presented in its most recently filed Form 10-K or Form 10-Q the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as described in Item 308(c) of Regulation S-K under the Exchange Act) or in other factors that could significantly and adversely affect the Company’s internal controls.  The Company’s auditors have not identified any control deficiency, significant deficiency or material weakness in the Company’s system of internal controls for the 2007 and 2008 fiscal years.

(n)                                 Certain Fees.  No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.  Neither HTI nor any of its affiliates shall have any obligation with respect to any fees or with respect to any claims made by or on behalf of other persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated hereby.

(o)                                 Certain Registration Matters.  Assuming the accuracy of HTI’s representations and warranties set forth in Section 2.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to HTI hereunder.  As of the date of this Agreement, the Company is eligible to register the resale of the Conversion Shares and the Warrant Shares on a registration statement on Form S-3 promulgated under the Securities Act.  The Company has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the SEC or any other governmental authority that have not been satisfied or exercised.

(p)                                 Listing and Maintenance Requirements.  Except as specified in Section 2.1(p) of the Disclosure Statement or in the Disclosure Documents, the Company has not, in the two years preceding the date hereof, received notice from any trading market to the effect that the Company is not in compliance with the listing or maintenance requirements thereof.  By letter dated, October 30, 2009, Nasdaq granted the Company a financial viability exception pursuant to Nasdaq Rule 5635(f) waiving the requirement that the Company obtain stockholder approval for the sale of securities in excess of twenty percent (20%) of its outstanding Common Stock at a price less than the greater of book or market value and for sale of securities which would result in a change of control of the Company (the “Nasdaq Waiver”).  The Nasdaq Waiver is in full force and effect as of the date hereof and the issuance and sale of the Securities hereunder does not contravene Nasdaq Rules.  The Company has provided true and correct copies of the Nasdaq Waiver to HTI.

(q)                                 Investment Company.  The Company is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(r)                                    Application of Takeover Protections.  The Company has not adopted any poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to HTI or stockholders of the Company prior to the Closing as a result of HTI and the Company fulfilling their obligations or exercising their rights hereunder.  The Board of Directors of the Company (the “Board”) has taken all action necessary such that Section 203 of the Delaware General Corporation Law (the “DGCL”) shall not be applicable to the transactions contemplated hereby.

(s)                                  Stockholder Notification Letter.  The Company mailed the Stockholder Notification Letter, in the form attached hereto as Exhibit B, to its stockholders on November 10, 2009.

2.2                                                 Representations and Warranties of HTI.  HTI hereby represents and warrants to the Company as of the date hereof and as of the Closing as follows:

(a)                                  Organization; Enforcement.  HTI is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  HTI has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  The execution and delivery of this Agreement by HTI and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of HTI and no further action is required by HTI in connection therewith.  This Agreement has been duly executed by HTI and constitutes the valid and binding obligation of HTI enforceable against HTI in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b)                                 Filings, Consents and Approvals.  HTI is not required to obtain any consent, waiver, authorization, permit or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with its execution, delivery and performance of this Agreement.

(c)                                  No Conflicts.  The execution, delivery and performance of this Agreement by HTI of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of HTI’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or

(ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, license, franchise, lease, permits (including, but not limited to, any consents or permits, approvals or authorizations of any governmental authority), credit facility, debt or other instrument or other understanding to which HTI is a party or by which any property or asset of HTI is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which HTI is subject (including federal and state securities laws and regulations), or by which any property or asset of HTI is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect with respect to HTI taken as a whole.

(d)                                 Litigation.  There are no Actions in respect of HTI which adversely affect or challenge the legality, validity or enforceability of any of this Agreement or the issuance of the Securities.

(e)                                  Ownership of the Loan.  HTI is, or will be at the Closing, the sole owner of the right to the portion of the Loan representing the Conversion Amount.  No other party has any right to payment for the Conversion Amount or to receive the benefits therefrom.

(f)                                    Investment Intent.  HTI understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law.  HTI is acquiring the Securities as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, without prejudice, however, to HTI’s right at all times to sell or otherwise dispose of all or any part of such securities in compliance with applicable federal and state securities laws.  HTI does not have any agreement or understanding, directly or indirectly, with any person or entity to distribute the Securities.

(g)                                 HTI Status.  At the time HTI was offered the Securities, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act.  HTI is not a registered broker-dealer or agent thereof under Section 15 of the Exchange Act.

(h)                                 General Solicitation.  HTI is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(i)                                     Access to Information.  HTI acknowledges that it has reviewed the Disclosure Documents and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities, (ii) access to information about the Company and its Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(j)                                     Independent Investment Decision.  HTI has independently evaluated the merits of its decision to purchase the Securities pursuant to this Agreement, and confirms that it has not relied on the advice of the Company or any of its advisors.  HTI has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment.  HTI understands that it must bear the economic risk of this investment in the Securities indefinitely, and it is able to bear such risk and is able to afford a complete loss of such investment.

(k)                                  HTI acknowledges that the certificates evidencing the Securities will be imprinted with a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION TO THE COMPANY FROM COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

(l)                                     HTI understands that nothing in this Agreement, or any other materials presented to HTI by the Company in connection with the transaction contemplated hereby constitutes legal, tax, accounting or investment advice.  HTI has consulted such legal, tax, accounting and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Securities.

(m)                               HTI understands and acknowledges that (i) the Securities are being offered and sold to it without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act, and (ii) the availability of such exemption depends in part on, and the Company will rely upon the accuracy and truthfulness of, the representations, warranties and covenants of HTI set forth in this Section 2.2, and HTI hereby consents to such reliance.

(n)                                 Certain Fees.  HTI acknowledges that the Company is not responsible to pay and will not pay any brokerage or finder’s fees or commissions incurred by HTI to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

ARTICLE III
OTHER AGREEMENTS AND ACKNOWLEDGMENTS

OF THE PARTIES

The parties hereto further agree and acknowledge as follows:

3.1                                                 Board of Directors.

(a)                                  Board Reconstitution.  Prior to or simultaneous with the Closing, three of the Company’s seven incumbent directors shall have resigned from the Board and the size of the Board shall be fixed at eight directors, including the non-voting position of “Chairman Emeritus” which shall be held by the incumbent Chairman of the Board for one year from the Closing Date, after which time such position shall cease to exist and the size of the Board shall be fixed at seven directors.  The four remaining incumbent members of the Board, which shall include the Company’s chief executive officer, are referred to herein as the “Incumbent Directors.”  Simultaneous with the Closing, the Board shall fill the remaining three vacancies on the Board with three nominees nominated by HTI (the “HTI

Nominees”).  Within 90 days following the Closing Date, the Board shall cause one of the Incumbent Directors, other than the Company’s chief executive officer, to resign and shall replace such Incumbent Director with a nominee who is mutually acceptable to HTI and the Incumbent Directors (such director, the “Joint Director”), who is “independent” as such term is defined under the Nasdaq Listing Rules and the SEC rules applicable to audit committees, and who has knowledge of the Company’s industry.  HTI and the Incumbent Directors shall cooperate in good faith in the identification and selection of the Joint Director.  If the Joint Director has not been elected to the Board within 90 days following the Closing Date, the size of the Board shall be increased by one position, and HTI shall have the right to designate an additional director to fill such position; provided, however, that upon the election of the Joint Director in accordance with this section, HTI shall cause such additional director to resign and the size of the Board shall be reduced to seven directors.  The composition of the Board and the committees of the Board as described herein (the “Board Reconstitution”) shall comply in all respects with applicable Nasdaq Listing Rules.

(b)                                 Nominating and Governance Committee.  Unless the Nasdaq Listing Rules require otherwise, until HTI, pursuant to Section 3(d)(ii), no longer has the right to designate a nominee to serve on the Board, the Board shall have a Nominating and Governance Committee (the “Nominating Committee”) composed of the Joint Director, an Incumbent Director who is not a member of the Company’s management, and an HTI Nominee.

(c)                                  Voting.  For so long as HTI, together with any of its affiliates, owns at least 25% of the issued and outstanding shares of the Company’s Common Stock, HTI hereby agrees that it shall vote or cause to be voted all of the shares of the Company’s Common Stock owned by HTI or any of its affiliates at any regular or special meeting of Company’s stockholders called for the purpose of filling positions on the Board, or shall execute a written consent in lieu of such meeting of stockholders for the purpose of filling positions on the Board, and shall take all actions necessary or desirable in its reasonable control, in each case, to ensure that the Board is comprised of the Joint Director, the Company’s chief executive officer, the HTI Nominees and such other persons who are “independent” as such term is defined under the Nasdaq Listing Rules and the SEC rules applicable to audit committees, that are nominated for election by the affirmative vote of all of the members of the Nominating Committee to fill the remaining Board positions.

(d)                                 HTI Board Seats.

(i)                                     HTI hereby agrees to and shall cause one HTI Nominee to not stand for reelection for any additional term following the completion of a directorship term during which (and following the delivery of evidence satisfactory to HTI that) the Company has achieved a Consolidated Total Leverage Ratio (as defined in the A/R Loan Agreement) of less than 1.5 to 1.0 for the Twelve Month Measurement Period (as defined in the A/R Loan Agreement) ending on each of four consecutive fiscal quarters.  HTI hereby further agrees to and shall cause one HTI Nominee to not stand for reelection for any additional term following the completion of a directorship term during which the Company causes the irrevocable repayment in full in cash of the Term Loans (as defined in the A/R Loan Agreement), together with all accrued interest thereon and other obligations arising in respect thereof.

(ii)                                  If, at the conclusion of any directorship term, (A) the Company has fully satisfied all of its obligations under the A/R Loan Agreement and (B) HTI, together with any affiliate, owns less than 10% of the issued and outstanding Common Stock of the Company, HTI shall cause all HTI Nominees to not stand for reelection for any additional directorship term.

(iii)                               Upon the occurrence of the events described in clauses (i) and (ii) of this Section 3.1(d), the Nominating Committee shall, as promptly as reasonably practicable, nominate, by the affirmative vote of all of the members of the Nominating Committee, replacements to fill the Board positions previously held by HTI Nominees.

(e)                                  Vacancies.  In the event that a vacancy shall be created on the Board at any time by the death, disability, retirement, resignation or removal of a member of the Board who is not (i) an HTI Nominee or (ii) the Joint Director, such vacancy may be filled only by those directors who were not nominated by HTI.  For this purpose, the non-HTI nominated directors shall include the Joint Director.  In the event that a vacancy shall be created on the Board at any time by the death, disability, retirement, resignation or removal of a member of the Board who was an HTI Nominee, such vacancy shall be filled by a nominee of HTI.  In the event that a vacancy shall be created on the Board at any time by the death, disability, retirement, resignation or removal of the Joint Director, such vacancy shall be filled as provided in Section 3.1(a).

(f)                                    Board Committees.  Except for the Audit Committee of the Board, which shall be comprised of all independent directors, and unless the Nasdaq Listing Rules require otherwise, the Committees of the Board shall include (i) at least one Incumbent Director and (ii) subject to Section 3.1(d)(ii), at least one HTI Nominee.

(g)                                 Indemnification Agreements.  The Company hereby agrees to and shall enter into a director indemnification agreement, in the form of Exhibit C, with each HTI Nominee elected to the Board.

(h)                                 Block Transfers.  If at any time during which an HTI Nominee is entitled to serve on the Board, HTI, or any of its affiliates, transfers to any party or group as defined under Section 13(d) of the Exchange Act (a “Block Transferee”) shares of the Company’s Common Stock constituting at least 20% of the issued and outstanding shares of the Company’s Common Stock, it may cause one HTI Nominee to resign from the Board and, in such event, the Board shall fill the vacancy caused by such HTI Nominee’s resignation with a person who is nominated by the Block Transferee and who meets all necessary qualifications to serve as a member of the Board; provided, that the Block Transferee has agreed in writing to comply with the voting obligations applicable to HTI and its affiliates as set forth in Section 3.1(c) and such Block Transferee is not a competitor of the Company (as determined by the Board in its reasonable discretion).  The parties agree that a Block Transferee shall be a third-party beneficiary of this Agreement for purposes of this Section 3.1.

3.2                                                 Option Plan Amendment.  Promptly following, but not prior to, the effectiveness of the amendment to the Company’s Certificate of Incorporation as provided in Section 3.4, the Company shall amend its existing equity compensation plan (a) such that the Company shall have in the aggregate a stock option pool (the “Option Pool”) with capital stock eligible for issuance in an amount not to exceed twenty percent (20%) of the Company’s issued and outstanding capital stock on a fully diluted basis immediately after the Closing and giving effect to the Charter Amendment and (b) to permit the repricing of outstanding stock options at the discretion of the Board’s compensation committee (the “Option Plan Amendment”).  As required by applicable Nasdaq Listing Rules, the Company shall, in accordance with applicable law and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining approval of the Option Plan Amendment.  HTI shall vote, and will cause its affiliates to vote, in favor of the Option Plan Amendment as described in this Section 3.2.  Subject to any required stockholder approval, the Company may increase the shares of capital stock eligible for issuance under the Option Pool up to, but not in excess of, twenty-five percent (25%) of the Company’s issued and outstanding capital stock on a fully diluted basis in the event that:  (i) the Company’s Consolidated Adjusted EBITDA (as defined in the A/R Loan Agreement) for the twelve month period ended December 31, 2010 is at least Nine Million Five Hundred Thousand Dollars ($9,500,000) and (ii) the Company’s Consolidated Adjusted EBITDA for the twelve month period ended

December 31, 2011 is at least Thirteen Million Five Hundred Thousand Dollars ($13,500,000) (evidence of such Consolidated Adjusted EBITDA to have been delivered to and be satisfactory to HTI in its reasonable discretion).  For so long as it is a stockholder, HTI shall vote, and will cause its affiliates to vote, in favor of any amendments to the Company’s equity compensation plan that are reasonably necessary to achieve the purposes described in this Section 3.2.

3.3                                                 Replacement of Existing Warrants.  As of the Closing, the Company intends to cancel existing warrants to purchase an aggregate of 2,425,000 shares of Common Stock for $2.00 per share, or $0.42 per share (the “Existing Warrants”) and to issue, to the holders set forth in Section 2.1(e) of the Disclosure Statement of such warrants, replacement warrants to purchase an aggregate of 2,425,000 shares of Common Stock for $0.0743 per share (the “Replacement Warrants”).  Excluding the Replacement Warrant to be issued to Hercules, which shall be immediately exercisable, the Replacement Warrants shall be exercisable upon the filing of the Charter Amendment (as defined below) with the Delaware Secretary of State in accordance with the DGCL.  The cancellation of the Existing Warrants and the issuance of the Replacement Warrants shall be performed by the Company upon the receipt, on or after the Closing Date, of an Existing Warrant, or an affidavit of such warrant having been lost, from a warrant holder.

3.4                                                 Charter Amendment Approval; Filing of the Certificate of Incorporation.

(a)                                  Subject to Section 3.4(b), the Company hereby agrees that it will not amend its Certificate of Incorporation or Bylaws as in effect as of the date hereof without the prior written consent of HTI provided that HTI, together with any affiliate owns, as defined in the Securities Act or the Exchange Act, at least twenty five percent (25%) of the Company’s issued and outstanding Common Stock.

(b)                                 As promptly as practicable following the Closing, the Company shall, in accordance with applicable law and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining approval of an amendment to its Certificate of Incorporation, in a form reasonably acceptable to HTI (the “Charter Amendment”), to (i) increase its authorized Common Stock to 250,000,000, or (ii) to implement a reverse stock split so that the Company has a number of unissued authorized shares of Common Stock that will allow it to fulfill its obligations under this Agreement, the Warrant and any other agreement (the “Charter Amendment Approval”).  In no event shall the record date for such meeting be a date prior to one day following the Closing Date.  As promptly as reasonably practicable following the Charter Amendment Approval, the Company shall duly execute and file the Charter Amendment with the Delaware Secretary of State in accordance with the DGCL.  The preliminary proxy statement for such stockholders’ meeting will be filed with the SEC no later than January 11, 2010 and thereafter each of the Company and HTI shall use their reasonable best efforts to respond to any comments of the SEC or its staff, and to any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information.  Such proxy statement and any amendments or supplements to such proxy statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.  If at any time prior to the stockholders’ meeting called to obtain the Charter Amendment Approval there shall occur any event that is required to be set forth in an amendment or supplement to such proxy statement, the Company shall promptly prepare, and, after consultation with HTI, mail to its stockholders such an amendment or supplement.  HTI and its counsel shall be given a reasonable opportunity to review and comment upon such proxy statement and related proxy materials and any proposed amendment or supplement to such proxy statement prior to its filing with the SEC or dissemination to the Company’s stockholders, and the Company shall accept all comments reasonably made by HTI and its counsel.  HTI shall vote, and will cause its affiliates to vote, in favor of the provisions of the Charter Amendment as described in clause (i) or (ii) of this Section 3.4(b).  Except if the Charter Amendment Approval is not

approved due to HTI’s failure to vote in favor of it, it shall be a breach of this Agreement if the Charter Amendment is not effective prior to January 31, 2010.

3.5                                                 Securities Laws Matters.

(a)                                  Resale of the Securities.  Subject to the terms of this Agreement, the Securities may be disposed of in compliance with state and federal securities laws.  In connection with any transfer of the Securities other than pursuant to an effective registration statement, HTI may require the Company, at its expense, to provide to HTI an opinion of counsel to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.

(b)                                 Furnishing of Information.  As long as HTI or any of its affiliates owns any of the Company’s outstanding Common Stock, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.  The Company further covenants that, to the extent permitted by law, the Company will take, at its sole expense, such further action, including the provision of a legal opinion, as any holder of Securities may reasonably request from time to time to enable such person to sell the Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

3.6                                                 Deliveries to be Made at the Closing.

(a)                                  Company Deliverables.  At the Closing, the Company shall deliver to HTI the following:

(i)                                     original certificates in such denominations as HTI informs the Company at least forty-eight (48) hours prior to the Closing, evidencing the Conversion Shares registered in the name of HTI or if so indicated on the signature page hereto, in the name of a nominee designated by HTI with any transfer, stamp or other taxes payable in connection with the issuance of the Conversion Shares duly paid by or on behalf of the Company;

(ii)                                  the Warrant registered in the name of HTI or if so indicated on the signature page hereto, in the name of a nominee designated by HTI with any transfer, stamp or other taxes payable in connection with the issuance of the Warrant duly paid by or on behalf of the Company;

(iii)                               a legal opinion of counsel to the Company in the form attached hereto as Exhibit D;

(iv)                              certificates of good standing for the Company and each of its Subsidiaries, issued by the Secretary of State or similar official of the state of incorporation;

(v)                                 the Registration Rights Agreement in the form attached hereto as Exhibit E duly executed by the Company;

(vi)                              each of the Director Indemnification Agreements, in the form attached as Exhibit C, as  dated of even date herewith by and between the Company and each of Mark Denomme, Roy Liu and Manuel Henriquez (the “Director Indemnification Agreements”) duly executed by the Company;

(vii)                           a certificate of the Secretary of the Company stating that the Company has received the Nasdaq Waiver and attaching a copy of such Nasdaq Waiver and the Company is compliance with the stockholder notification requirements of the Nasdaq Listing Rules;

(viii)                        a certificate of the Chairman and Secretary of the Company to the effect that the Audit Committee of the Company’s Board of Directors has approved the transaction pursuant to the DGCL and Nasdaq Listing Rules (if applicable);

(ix)                                a certificate of the Secretary of the Company stating that the conditions specified in Section 4.2(a) have been satisfied; and

(x)                                   evidence that Nasdaq has completed its review of the Company’s Listing of Additional Shares form.

(b)                                 HTI Deliverables.  At the Closing, HTI shall deliver to the Company the following:

(i)                                     the Registration Rights Agreement in the form attached hereto as Exhibit E duly executed by HTI;

(ii)                                  each of the Director Indemnification Agreements dated of even date herewith by and between the Company and each of Mark Denomme, Roy Liu and Manuel Henriquez (the “Director Indemnification Agreements”) duly executed by each of Mark Denomme, Roy Liu and Manuel Henriquez; and

(iii)                               the original note evidencing the Conversion Amount for cancellation.

ARTICLE IV
CONDITIONS PRECEDENT TO CLOSING

4.1                                 Conditions to Obligations of Each Party Under this Agreement.  The respective obligations of each party to this Agreement to effect the transaction shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

(a)                                  Approval by Nasdaq.  Nasdaq shall have approved a financial viability exception under Nasdaq Listing Rule 5635(f) for the transaction, which approval shall not have been revoked or expired;

(b)                                 Stockholder Notification Letter Period.  The ten (10) calendar day waiting period following the mailing of the Stockholder Notification Letter required by Nasdaq Listing Rule 5635(f) shall have elapsed;

(c)                                  Proceedings.  There shall not be any (i) proceedings which have been commenced against any of the parties hereto by any person involving or affecting in any way the consummation of the transaction, or (ii) applicable laws, orders or injunctions restraining or enjoining the consummation of the transaction; and

(d)                                 A/R Loan Agreement.  Hercules and the Company shall have entered into the A/R Loan Agreement and the transactions contemplated to have occurred thereunder on the Closing Date (as defined therein) shall have occurred prior to or simultaneously with the Closing.

4.2                                 Conditions Precedent to the Obligations of HTI.  The obligations of HTI to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

(a)                                  Representations and Warranties.  The representations and warranties of the Company contained herein and in the Warrant shall be true and correct in all material respects as of the date when made and as of the Closing as though made on and as of such date;

(b)                                 Board Reconstitution.  The Company shall have effectuated the Board Reconstitution;

(c)                                  Performance.  The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(d)                                 No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the this Agreement;

(e)                                  Adverse Changes.  Since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably could have or result in a Material Adverse Effect;

(f)                                    No Suspensions of Trading in Common Stock; Listing.  Trading in the Common Stock shall not have been suspended by the SEC or Nasdaq (except for any suspensions of trading of not more than one Business Day solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this Agreement, and the Common Stock shall have been at all times since such date listed for trading on Nasdaq;

(g)                                 Section 203.  The Board will take any action necessary to ensure that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203), and any other applicable law, will not apply to HTI or its affiliates with respect to the execution and delivery of this Agreement and consummation of the transactions contemplated hereby, or to any transfer of shares of the Company’s Common Stock by HTI or its affiliates to a Block Transferee; and

(h)                                 Company Deliverables.  The Company shall have delivered the Company Deliverables in accordance with Section 3.6(a).

4.3                                 Conditions Precedent to the Obligations of the Company.  The obligations of the Company to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

(a)                                  Representations and Warranties.  The representations and warranties of HTI contained herein shall be true and correct in all material respects as of the date when made and as of the Closing as though made on and as of such date;

(b)                                 Performance.  HTI shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the this Agreement to be performed, satisfied or complied with by HTI at or prior to the Closing;

(c)                                  No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the this Agreement;

(d)                                 HTI Deliverables.  HTI shall have delivered the HTI Deliverables in accordance with Section 3.6(b).

ARTICLE V
TERMINATION

5.1                                 Termination of Agreement.  The parties may terminate this Agreement as provided below:

(a)                                  HTI or the Company may terminate this Agreement without liability by giving written notice to the other party prior to the Closing if the consummation of the transaction is permanently prohibited by any applicable law, injunction or order; provided that the party seeking to terminate this Agreement shall not have proximately contributed to the issuance of such injunction or order by breach of the terms of this Agreement or by a violation of applicable law, or (ii) the Closing shall not have occurred on or before November 20, 2009; provided, however, no such right of the terminating party shall exist in the event that the parties’ failure to consummate the Closing by November 20, 2009 results primarily from a breach of any representation, warranty or covenant contained in this Agreement by the terminating party;

(b)                                 HTI may terminate this Agreement by giving written notice to the Company at any time prior to the Closing in the event the Company has breached any representation, warranty, or covenant contained in this Agreement in any material respect, HTI has notified the Company of the breach, and the breach has continued without cure (such cure to be to the reasonable satisfaction of HTI) for a period of thirty (30) days after the notice of breach and results in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; and

(c)                                  The Company may terminate this Agreement by giving written notice to HTI at any time prior to the Closing in the event (i) HTI has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified HTI of the breach, and the breach has continued without cure (such cure to be to the reasonable satisfaction of the Company) for a period of thirty (30) days after the notice of breach.

5.2                                 Effect of Termination.  If this Agreement is terminated by either the Company or HTI in accordance with Section 5.1, this Agreement shall become void and there shall be no liability on the part of the Company or HTI hereunder; provided that nothing contained in this Section 5.2 shall relieve any party for liability arising out of its breach of its representations, warranties, covenants or undertakings set forth in this Agreement.

ARTICLE VI
MISCELLANEOUS

6.1                                                 Fees and Expenses.  The Company shall pay the fees and expenses of both its and HTI’s advisers, counsel, accountants and other experts, if any, incident to the negotiation, preparation, execution, delivery and performance of this Agreement as set forth in the Fee Letter dated as of October 14, 2009 by and between the Company and Hercules (the “Fee Letter”) in addition to any fees and expenses of HTI’s advisers, counsel, accountants and other experts, if any, incident to the review of the registration statement filed by the Company with the SEC to register the resale of the Conversion Shares and the Warrant Shares (the “Additional Fees and Expenses”) provided, however, that if the registration statement shall be on Form S-3, the Company shall not be required to pay or reimburse HTI any amount of Additional Fees and Expenses that would cause the total amount of fees and expenses paid by the Company pursuant hereto and the Fee Letter to exceed the Fee Cap (as defined in the Fee Letter).

6.2                                                 Entire Agreement.  This Agreement, together with the Exhibits hereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents.

6.3                                                 Notices.  Except as otherwise expressly specified herein, all notices, requests and other communications required or permitted hereunder shall be in writing and shall be sent by a recognized overnight courier service; by certified or registered mail, return receipt requested; by facsimile transmission, by e-mail or by hand delivery.

if to the Company:	Infologix, Inc.
Attention: John A. Roberts, Chief Financial Officer
101 E. County Line Road
Hatboro, PA
Tel: (215) 604-0691
Fax: (215) 604-0695

and, if to HTI:	Hercules Technology I, LLC
Attention: Chief Legal Officer and Roy Liu, Managing Director
400 Hamilton Avenue, Suite 310
Palo Alto, California 94301
Tel: (650) 289-3060
Fax: (650) 473-9194

Any party may designate a different notice address, contact person, telephone number, facsimile number or e-mail address with respect to such party by providing a notice describing such changes to the other party hereto in accordance with the provisions of this Section 6.3.  Any notice sent by facsimile transmission or by e-mail shall be deemed delivered as of the open of business on the Business Day following the date on which sent and shall also be sent by United States mail to the appropriate address set forth in this Section 6.3.  Any notice sent by hand delivery shall be deemed delivered as of the date of delivery.

6.4                                                 Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended, and no consent may be given, except in a written instrument signed by the Company and HTI; provided, that no waiver or amendment, or consent in respect of, any provision in Sections 3.1, 3.2, 3.3, 3.4, 6.1 or 6.4 shall be effective unless such waiver, amendment or consent was approved by the affirmative vote of the majority of the following directors: (a) the independent Incumbent

Directors (including any independent replacements thereof in accordance with Section 3.1(e)), other than the Company’s chief executive officer and (b) the Joint Director.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

6.5                                                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.  No party may assign the rights and obligations of this Agreement without the prior written consent of the other party.

6.6                                                 No Third-Party Beneficiaries.  Except as provided herein, this Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

6.7                                                 Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, stockholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the County of New Castle.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of New Castle for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  The parties hereby waive all rights to a trial by jury.  If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

6.8                                                 Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile or by email via .pdf transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

6.9                                                 Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

6.10                                           Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement or any other document contemplated by this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and, therefore, the parties shall be entitled to seek specific performance of the terms hereof and thereof, in addition to any other remedy at law or in equity.

6.11                           Disclosure Statement.  Concurrently with the execution and delivery of this Agreement, the Company has delivered a “Disclosure Statement,” which is incorporated into this Agreement by reference.  Any disclosure by the Company with respect to a Section of this Agreement shall be deemed to be disclosed for all other Sections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure applies to such other Section.  No reference to or disclosure of any item or other matter in any Section of this Agreement shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Debt Conversion Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

INFOLOGIX, INC.

By:	/s/ David T. Gulian
Name:	David T. Gulian
Title:	Chief Executive Officer and President

[HTI SIGNATURE PAGES TO
DEBT CONVERSION AGREEMENT]

IN WITNESS WHEREOF, the undersigned has caused this Debt Conversion Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: Hercules Technology I, LLC
Signature of Authorized Signatory of Purchaser:	/s/ K. Nicholas Martitsch
Name of Authorized Signatory:	K. Nicholas Martitsch
Title of Authorized Signatory:	Assistant General Counsel
Telephone Number of Purchaser:
Facsimile Number of Purchaser:
Email Address of Purchaser:
EIN Number: